Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO THE EMPLOYMENT AGREEMENT (this “Amendment”) is made as of January 1, 2005 (“Commencement Date”) by and between MarketWatch, Inc. (the ”Company”) and Doug Appleton (“Executive”).

WHEREAS, the Company and Executive, (collectively “the Parties”), entered into that certain Employment Agreement dated as of March 17, 2003 (“Employment Agreement”); and

WHEREAS, the Parties now desire to amend certain provisions of the Employment Agreement; and

WHEREAS, with the exception of the amendments set forth below, the Parties desire that the Employment Agreement remain in full force and effect.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Executive hereby agree to amend the Employment Agreement as follows:

1. Section 3.1 of the Employment Agreement shall be deleted in its entirety and replaced with the following:

“3.1 Base Salary. $231,000 base salary per year. “Base Salary” shall mean the base salary provided for in this Section 3.1. Base salary is payable in installments in accordance with the Company’s normal payroll practices, less such deductions or withholdings as are required by law.

2. The Annual Target Bonus Rate set forth on Exhibit A to the Employment Agreement shall be increased to 40% of the then-applicable base salary actually paid in a given year.

3. The following shall be added as Section 11 of the Employment Agreement:

“11. Tax Determinations. In the event that the severance and other benefits provided to Executive pursuant to this Agreement and any other agreement, benefit, plan, or policy of the Company (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this Section 11, such severance and benefits would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s severance and other benefits under this Agreement and any other agreement, benefit, plan, or policy of the Company shall be payable either: (a) in full; or (b) as to such lesser amount which would result in no portion of such severance and other benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance and other benefits under this Agreement and any other agreement, benefit, plan, or policy of the Company.

Unless the Company and Executive otherwise agree in writing, any determination required under this Section 11 shall be made in writing by independent public accountants agreed to by the Company and Executive (the “Accountants”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 11, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the applications of Sections 280G and 4999 of the Code. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 11. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 11.”

4. Capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the Employment Agreement.

5. Except as specifically amended herein, the Employment Agreement shall remain in full force and effect.

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

MARKETWATCH, INC.

Larry Kramer
Chairman & Chief Executive Officer

EXECUTIVE
Doug Appleton